Exhibit 3.192

ARTICLES OF INCORPORATION
OF
NEW PAYMENT SERVICES, INC.

ARTICLE 1
NAME

The name of the corporation is: New Payment Services, Inc.

ARTICLE 2
AUTHORIZED SHARES

The corporation shall have authority, to be exercised by the board of directors, to issue no more than one thousand (1,000) shares of capital stock. These shares shall be one class, with a par value of $0.01 per share, and shall be designated as “Common Stock.” The holders of Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution.

ARTICLE 3
INITIAL REGISTERED OFFICE AND AGENT

The initial registered office of the corporation is located at 1201 Peachtree Street, NE, Atlanta, GA 30361 and the name of the initial registered agent of the corporation at the registered office CT Corporation System.

ARTICLE 4
INCORPORATOR

The name and address of the incorporator is:

Michael E. Schiffres
One Court Square
Long Island City, NY 11120

ARTICLE 5
BOARD OF DIRECTORS

The initial Board of Directors shall consist of three (3) members. The name and address of each member are:

Julie Pukas

One Court Square

Long Island City, NY 11120

Peter Knitzer
One Court Square
Long Island City, NY 11120

Richard Cohen
One Court Square
Long Island City, NY 11120

ARTICLE 6
INITIAL PRINCIPAL OFFICE

The mailing address of the initial principal office of the corporation is

New Payment Services, Inc.
One Court Square
Long Island City, NY 11120

ARTICLE 7
SHAREHOLDER ACTION BY LESS THAN
UNANIMOUS WRITTEN CONSENT

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records. If the action is taken by less than all of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action taken, and shall be furnished with the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters’ rights, not more than ten days after taking the action without a meeting.

ARTICLE 8
LIMITATION OF DIRECTOR LIABILITY

Section 8.1 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:

(a)             for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(b)             for acts or omissions which involve intentional misconduct or a knowing violation of law;

(c)             of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(d)             for any transaction from which the director received an improper personal benefit.

Section 8.2 Any repeal or modification of the provisions of this Article 8 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

Section 8.3 If the Georgia Business Corporation Code is amended, after this Article 8 becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

Section 8.4 In the event that any of the provisions of this Article 8 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of incorporation this 16th day of June, 2005.

/s/ Michael E. Schiffres
Michael E. Schiffres
Incorporator